Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ACUITY BRANDS HOLDINGS, INC.

Acuity Brands Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), DOES HEREBY CERTIFY:

1. That Article I of the Restated Certificate of Incorporation of the Corporation is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

“ARTICLE I

The name of the Corporation is Acuity Brands, Inc.”

2. That this Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

***

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the officer identified below this 26 day of September, 2007.

ACUITY BRANDS HOLDINGS, INC.

By:	/s/ Kenyon W. Murphy
Name:	Kenyon W. Murphy
Title:	Executive Vice President, Chief
Administrative Officer and General Counsel